Exhibit 7.4

Joinder to

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agrees to be added to the Joint Filing Agreement, dated February 18, 2014, among the undersigned parties thereto, for the joint filing on behalf of each of them of a Statement on Schedule 13D and any further amendments thereto with respect to beneficial ownership by each of them of the Common shares, par value $0.001 per share of GeoPark Limited, a Bermuda company. The undersigned further agrees that this Joinder to Joint Filing Agreement shall be included as an Exhibit to such joint filing.

The undersigned further acknowledges and agrees that its signature below shall constitute an executed counterpart signature page to the Joint Filing Agreement and may be attached to the Joint Filing Agreement as if the undersigned were an original party thereto.

Dated: August 14, 2015

CARTICA CORPORATE GOVERNANCE FUND GP, LLC

By:	/s/ Steven J. Quamme
Name: Steven J. Quamme
Title: Authorized Signatory